Exhibit 5.4
[Letterhead of Quarles & Brady, LLP]
November 19, 2010
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Ladies and Gentlemen:
     We are issuing this opinion in our capacity as special counsel to those subsidiaries listed on Schedule A hereto (the “Subject Subsidiaries”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on October 26, 2010 (as amended or supplemented, the “Registration Statement”) relating to the exchange of: (i) $600,000,000 aggregate principal amount of its 7.625% Senior Notes due 2017 (the “2017 Exchange Notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its outstanding unregistered 7.625% Senior Notes due 2017 (the “Original 2017 Notes”); and (ii) $500,000,000 aggregate principal amount of its 7.875% Senior Notes due 2020 (the “2020 Exchange Notes”), which will be registered under the Securities Act, for an equal principal amount of its outstanding unregistered 7.875% Senior Notes due 2020 (the “Original 2020 Notes”). The Original 2017 Notes and the Original 2020 Notes are sometimes referred to herein collectively as the “Original Notes.” The 2017 Exchange Notes and the 2020 Exchange Notes are sometimes referred to collectively herein as the “Exchange Notes.”
     The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of July 16, 2010 (the “Indenture”) by and among the Company, the Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and the guarantors party thereto, which guarantors include the Subject Subsidiaries. The Exchange Notes will be guaranteed by the Subject Subsidiaries in accordance with the terms of the Indenture (the “Guarantees”).
     In connection with this opinion, we have examined originals or copies of such documents, corporate records, instruments, certificates of public officials and of the Subject Subsidiaries, made such inquiries of officials of the Subject Subsidiaries, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
     In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities we have assumed: (i) other than with respect to the Subject Subsidiaries, that each other entity has the power and authority to execute and deliver, and to perform and observe the provisions of

November 19, 2010

such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity.
     The Exchange Notes may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other the substantive laws (excluding its applicable choice of law rules) of the States of Arizona, Michigan, Nevada, Oklahoma, Pennsylvania, Tennessee, Texas and Wisconsin as in effect on the date hereof. We are attorneys admitted to practice in the States of Arizona, Michigan, Nevada and Wisconsin. To the extent that laws of other jurisdictions, other than the federal laws of the United States, apply to this matter, we have based our opinion on published version of the corporate or limited liability company statutes of such states and such other matters as we have deemed relevant. None of the opinions or other advice contained in this letter considers or covers (i) any federal, state or foreign securities (or “blue sky”) laws or regulations, (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering or health and safety laws or regulations; (vi) any federal or state banking law, rule or regulation, including, without limitation, any such law, rule or regulation pertaining to licensure of mortgage brokers or bankers, privacy and non-disclosure and consumer credit; (vii) any federal or state law, rule or regulation governing the provision of healthcare, including without limitation, any such law, rule or regulation pertaining to privacy and non-disclosure reimbursement and private or public health insurance; (viii) county, city or other local laws, regulations, or ordinances; (ix) any matters pertaining to or arising under the Uniform Commercial Code of any jurisdiction; or (x) provisions providing for the payment of interest upon interest.
Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:
1.	Each of the Subject Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule A hereto.

2.	Each of the Subject Subsidiaries has the organizational power to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary organizational action on the part of the Subject Subsidiaries.

4.	The Guarantees by the Subject Subsidiaries with respect to the Exchange Notes have been duly authorized by the Subject Subsidiaries.

November 19, 2010

     The foregoing opinions are subject to the following additional assumptions, limitations and qualifications:
A.	As to questions of fact material to this opinion, we have relied, with your permission, upon the representations made in the Registration Statement, Guarantees, Indenture, certificates of public officials, a composite officers’ certificate from the Subject Subsidiaries, and certain resolutions relating to the transactions contemplated by the Registration Statement adopted by the board of directors, sole director, board of managers, sole manager, and members, as applicable, of the Subject Subsidiaries.

B.	Our opinion in paragraph 1 is based solely upon our review of certificates from the secretaries of state (or comparable office) of the jurisdictions in which the applicable Subject Subsidiaries are incorporated, organized or formed.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Nelson Mullins Riley & Scarborough, LLP, relying on this opinion.
Very truly yours,
/s/ Quarles & Brady LLP
QUARLES & BRADY LLP

November 19, 2010

Schedule A
Subject Subsidiaries

Jurisdiction of
Entity Name	Entity Type	Organization
AdminiSource Communications, Inc.	Corporation	Texas
Advanced Financial Solutions, Inc.	Corporation	Oklahoma
Endpoint Exchange LLC	Limited Liability Company	Oklahoma
GHR Systems, Inc.	Corporation	Pennsylvania
Kirchman Corporation	Corporation	Wisconsin
Link2Gov Corp.	Corporation	Tennessee
MBI Benefits, Inc.	Corporation	Michigan
Metavante Corporation	Corporation	Wisconsin
Metavante Payment Services AZ Corporation	Corporation	Arizona
TREEV LLC	Limited Liability Company	Nevada
Vicor, Inc.	Corporation	Nevada